Exhibit 99.03

SECOND AMENDMENT TO THE

XCEL ENERGY 401(k) SAVINGS PLAN

(As Amended and Restated Effective January 1, 2015)

Pursuant to the authority delegated to the Plan Administrator, Xcel Energy Inc. (the “Company”) according to Section 12.1 of the Xcel Energy 401(k) Savings Plan (As Amended and Restated Effective January 1, 2015) (the “Plan”), the Plan shall be amended effective as of January 1, 2018, in the following respects:

Section 1.53 “Valuation Date” is amended in its entirety to read as follows:

1.53    “Valuation Date” The term “Valuation Date” means each day the Nasdaq Stock Market, the New York Stock Exchange or other national securities exchange as may at the time be the principal market for Xcel Energy Inc. common stock is open.

IN WITNESS WHEREOF, Xcel Energy Inc. a Minnesota corporation has caused this Amendment to be signed by its duly authorized officers this 21st day of December, 2017.

/s/ Brian Van Abel
Print Name	Brian Van Abel
Title	VP & Treasurer

/s/ Jeffrey S. Savage
Print Name	Jeffrey S. Savage
Title	SVP & Controller